Exhibits 5.1 and 8.1

Kutak Rock LLP

The Omaha Building | 1650 Farnam Street, Omaha, NE 68102-2186

office 402.346.6000

May 1, 2019

First National Funding LLC

1620 Dodge Street, Stop Code 3271

Omaha, NE 68197-3271

Re:	First National Funding LLC

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to First National Funding LLC, a Nebraska limited liability company (the “LLC”), in connection with the preparation of and filing on May 1, 2019 by the LLC, as registrant, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form SF-3 (the “Registration Statement”), which incorporates the contents of the form of prospectus (the “Prospectus”), filed by the LLC under the Act, registering series (each, a “Series”) of asset backed notes secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts (the “Notes”). The Notes of a particular Series will be issued pursuant to the Second Amended and Restated Master Indenture, dated as of September 23, 2016 (the “Master Indenture”) between First National Master Note Trust (the “Trust”) and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), and a related Indenture Supplement (the “Indenture Supplement”, and together with the Master Indenture, the “Indenture”) between the Trust and the Indenture Trustee, substantially in the form filed as Exhibit 4.3 to the Registration Statement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 14 of Form SF-3 and Item 601(b) (5) (i) and (8) of Regulation S-K.

We have examined executed copies of the Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement, and such other records, documents and instruments as we have deemed necessary for the purposes of the opinions set forth below (collectively, the “Transaction Documents”). In such examination, we have assumed the following (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

First National Funding LLC

May 1, 2019

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Series created as described in the Registration Statement and that the Notes will, at your direction, be sold by the Trust for reasonably equivalent consideration. We have also assumed that the Transaction Documents (except with respect to the LLC and the Trust with respect to such Transaction Documents executed as of the date of this opinion) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC and the Trust with respect to such Transaction Documents executed as of the date of this opinion), enforceable against such parties in accordance with their respective terms, and the factual representation of the LLC and its affiliates are correct. We have also assumed for purposes of the opinions expressed below that the Registration Statement, as finally amended (including any necessary post-effective amendments) will have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded. We express no opinion with respect to any Series of Notes for which we do not act as counsel to you.

The opinion set forth in paragraph 2 of this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the captions “Structural Summary—Tax Status” and “Federal Income Tax Consequences” in the Prospectus. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

On the basis of the foregoing examination and assumptions, and upon consideration of the applicable law, it is our opinion that:

1. When each of the Transaction Documents for a series of Notes has been duly and validly authorized, executed and delivered by each and every party thereto substantially in the form filed as an exhibit to the Registration Statement and the Notes of that Series have been duly issued, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated in the Registration Statement, any amendment thereto, and the Prospectus relating thereto, such Notes will be legally issued and binding obligations of the Issuer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

First National Funding LLC

May 1, 2019

2. While the tax description under the heading “Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading “Federal Income Tax Consequences,” which discusses the federal income tax consequences of the purchase, ownership and disposition of the Notes. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. Moreover, we note that the form of Prospectus filed with the Registration Statement does not relate to a specific transaction. Accordingly, the above referenced description of the federal income tax consequences may, under certain circumstances, require modification when an actual transaction is undertaken.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters,” “Structural Summary—Tax Status” and “Federal Income Tax Consequences” in the Prospectus. In giving such consent we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We do not express any opinion herein concerning any law other than the law of the State of Delaware, the law of the State of Nebraska with respect to instruments and agreements specifically governed by the law of Nebraska and the federal law of the United States.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP